Exhibit 10.1

January 27, 2016

David Metcalfe
7080 Sitio Caliente
Carlsbad, CA 92009
Re:    Employment Offer Letter
Dear Mr. Metcalfe:
On behalf of Quality Systems, Inc. (“QSI”), I am pleased to extend to you an offer of employment to join QSI in the full-time position of Chief Technology Officer. This letter will convey the proposed terms and conditions of your employment with QSI. In addition to the other items specified in paragraph 10 below, this offer is conditioned upon final approval by QSI’s Board of Directors (the “Board”).
Following your acceptance of these terms and subject to satisfaction of the other conditions specified herein, your employment start date will be February 1, 2016. Your title will be Chief Technology Officer, and subject to necessary business travel requirements, you will perform your employment duties at Irvine, California. You will report directly to John (“Rusty”) Frantz, the Chief Executive Officer of QSI, and your duties and responsibilities will be commensurate with your title.
The terms and conditions of your employment with QSI are summarized below:

1.	You will receive an initial base salary of $400,000 per year ($16,666.66 semi-monthly), payable in accordance with QSI’s normal payroll practices and subject to all legally required deductions.

2.
You will be paid a signing bonus of $190,000 to be paid within 30 days of your first date of employment. Your signing bonus is subject to forfeiture and repayment to QSI if you are terminated for Cause or resign for any reason: (i) prior to or on the one-year anniversary of your first day of employment, in the full amount of $190,000, and (ii) prior to or on the two-year anniversary of your first day of employment, in the amount of $95,000 (i.e., 50% of the signing bonus). Cause will have the meaning given in the terms and provisions of QSI’s 2015 Equity Incentive Plan (the “2015 Incentive Plan”).

3.
You will be eligible to receive a 2016 fiscal year cash bonus opportunity of up to 60% of your base salary, subject to QSI’s attainment of the financial objectives and achievement of certain performance targets established under the 2016 Executive Compensation Program previously approved by QSI’s Compensation Committee, provided that you continue to be

David Metcalfe
January 27, 2016
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employed by QSI on the date such bonus is payable. Any bonus payable for QSI’s 2016 fiscal year will be pro-rated for the number of full months of your employment during such fiscal year.

4.
On your first day of employment, you will receive a non-qualified stock option grant to purchase 200,000 shares of QSI’s common stock, pursuant to the terms and provisions of the 2015 Incentive Plan. The option will have an exercise price equal to the closing price of a share of QSI common stock on the date of grant, a term of eight years from the date of grant, and will vest in equal, annual, 25% installments over a four-year period beginning on the one-year anniversary of the date of grant. The option will be subject to accelerated vesting in full in accordance with the “double trigger” change of control provisions of the 2015 Incentive Plan and QSI’s standard form of option grant award.

5.
To align your interests with those of QSI’s shareholders, you will be required to comply with the terms and conditions of QSI’s Executive Stock Ownership Program and to acquire and hold the minimum number of shares of QSI common stock set forth in such policy.

6.
You will be entitled to accrue three weeks of vacation time per year, which may be used in accordance with QSI’s current policy as described in the Employee Handbook. Pursuant to QSI’s current policy, you will be entitled to accrue a maximum of four weeks of paid vacation leave.

7.
You will be eligible for group insurance coverage (with a participant eligibility date to be determined by the plan documents currently in effect), together with such other employment benefits generally made available to other similarly situated QSI employees.

8.
By undertaking employment with QSI, you agree to abide by all current and future employment policies, rules and regulations of QSI. You also acknowledge that your position with QSI is a full-time position, and accordingly, you agree that you will not accept, during your employment with QSI, employment with any other person or entity without the prior written consent of QSI’s Chief Executive Officer. As with all QSI employees, on your first day of employment, you will be required to execute (i) an Acknowledgement and Certification of your receipt of, and agreement with, QSI’s Employee Handbook and (ii) the Agreement for Protection of Company Information, which, among other things, requires you to protect QSI’s confidential information and includes certain non-solicitation provisions. As required by the Immigration Reform and Control Act of 1986 (“IRCA”), you also must establish your identity and authorization to work in the United States. You will be required to complete the Employment Verification Form (I-9) on your first day of employment.

9.
You and QSI expressly understand and agree that your employment with QSI is in all respects “at will,” meaning that either you or QSI can terminate the employment relationship at any time without advance notice to the other, with or without Cause, for any reason or no reason. QSI also can discipline, demote or alter the terms of employment of its employees at any time, with or without Cause or advance notice. This letter and the employment documents referenced in preceding paragraph 8 will be our entire understanding concerning the subjects

David Metcalfe
January 27, 2016
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contained herein (including the at-will nature of your employment and the possible termination of the employment relationship), and QSI’s policy of at-will employment cannot be changed or modified in any way except that it may be superseded by one or more written agreements between you and QSI, authorized in advance by specific resolution of QSI’s Board of Directors and signed by both you and QSI’s Chief Executive Officer.

10.
This offer is conditioned upon: (i) final approval of your offer for employment and the terms of this offer letter by the Board, (ii) the Board’s satisfaction with the results of a background check to be performed on behalf of QSI, (iii) your written acceptance of this offer letter, and (iv) your execution of the Agreement for Protection of Company Information and other documents described in paragraph 8. If you provide materially false or misleading information in your employment application or other documents submitted in connection with your seeking employment with QSI, you will be subject to immediate termination.

I am delighted with the prospect of you joining QSI, and we all look forward to you making a tremendous contribution to the company.

Very truly yours,

/s/ John R. Frantz
John R. Frantz
Chief Executive Officer

AGREED TO AND ACCEPTED BY:

/s/ David Metcalfe
David Metcalfe